FOR IMMEDIATE RELEASE

FMG ACQUISITION CORP. WITHDRAWS TENDER OFFER

Farmington, Connecticut - September 22, 2008 - FMG Acquisition Corp. (OTCBB: FMGQ; FMGQW; FMGQU) (“FMG” or the “Company”) announced that effective today, it has withdrawn the Company’s previously announced proposed tender offer (“the Offer”). Pursuant to the Offer, the Company offered to purchase 3,320,762 shares reduced by the number of shares owned by FMG stockholders who voted against the Company's proposed merger with United Insurance Holdings, L.C. and who exercised their conversion rights at the Company's special meeting of stockholders (the "Special Meeting").

The Company has withdrawn the Offer since it did not believe the business objectives of the Offer could be met due to the procedural requirements of the tender offer rules. No shares were purchased by FMG pursuant to the Offer, and all shares tendered to FMG will be promptly returned.

As referenced in FMG's proxy statement, the Special Meeting will be held at 10:00 am on Monday, September 29, 2008 at the offices of Ellenoff Grossman & Schole, LLP, 150 East 42nd Street, 11th Floor, New York, NY for stockholders of record as of September 5, 2008.

About FMG Acquisition Corp.

FMG Acquisition Corp. is a blank check company formed in Delaware on May 22, 2007 to acquire a business operating in or providing services to the insurance industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. FMG’s initial public offering was consummated on October 11, 2007, receiving net proceeds of $37.6 million through the sale of 4.7 million units at $8.00 per unit. Each unit is comprised of one share of FMG common stock and one warrant with an exercise price of $6.00. As of June 30, 2008, FMG held $37.5 million (or approximately $7.91 per share) in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about FMG. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of FMG’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The information set forth herein should be read in light of such risks. FMG assumes no obligation to update the information contained in this press release.

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CONTACT:	-OR-	INVESTOR RELATIONS:
FMG Acquisition Corp.		The Equity Group Inc.
Larry G. Swets, Jr.		Adam Prior
Chief Financial Officer		Vice President
(630) 626-4391		(212) 836-9606 / aprior@equityny.com